Exhibit 99.1

Microbot Medical to Share Current Progress and Expected 2021 Milestones at Upcoming Conferences

HINGHAM, Mass., January 7, 2021 – Microbot Medical Inc. (Nasdaq: MBOT), announced that Harel Gadot, CEO, President and Chief Executive Officer, will be presenting virtually at two upcoming investor conferences. Mr. Gadot will review the Company’s recent achievements, current progress and expected 2021 milestones.

●	HCW Wainwright Bioconnect Conference. Mr. Gadot will be participating in a fireside chat (Q&A session) and for those registered for the conference a video will be available on-demand during the week of January 11-14, 2021. The Company will also post the video on its website at 6am ET on Monday, January 11, 2021, which can be accessed via the ‘Investors’ section, under ‘Presentation + Resources’ of the Company’s website at www.microbotmedical.com.

●	Needham Growth Conference. Mr. Gadot will be presenting an overview of the Company on Thursday, January 14th at 2:00pm. The live and archived replays of the presentation may be accessed via the ‘Investors’ section, under ‘Presentation + Resources’ of the Company’s website at www.microbotmedical.com. For those interested in a one-on-one meeting please contact your Needham sales representative or contact Michael Polyviou at mpolyviou@evcgroup.com.

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-clinical medical device company that specializes in transformational micro-robotic technologies, focused primarily on both natural and artificial lumens within the human body. Microbot’s current proprietary technological platforms provide the foundation for the development of a Multi Generation Pipeline Portfolio (MGPP).

Microbot Medical was founded in 2010 by Harel Gadot, Prof. Moshe Shoham, and Yossi Bornstein with the goals of improving clinical outcomes for patients and increasing accessibility through the use of micro-robotic technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements pertaining to the registered direct offering, timing, the amount and anticipated use of proceeds and statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions and the satisfaction of customary closing conditions, risks inherent in the development and/or commercialization of potential products, including LIBERTY, the outcome of its studies to evaluate the SCS and other existing and future technologies, uncertainty in the results of pre-clinical and clinical trials or regulatory pathways and regulatory approvals, uncertainty resulting from the COVID-19 pandemic, need and ability to obtain future capital, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754